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Exhibit 23.4

Consent of Bell, Boyd & Lloyd LLC

    We hereby consent to the reference to our opinion and the use of our name under the caption "U.S. Federal Income Tax Consequences" in the Prospectus Supplement to Prospectus dated May 16, 2000 forming a part of the Registration Statement on Form S-3 (Nos. 333-74981 and 333-74981-01) of Boise Cascade Corporation and Boise Cascade Trust I.

    In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued thereunder.

/s/ BELL, BOYD & LLOYD LLC
December 4, 2001 Chicago, Illinois

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Exhibit 23.4